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                                                                       Exhibit 2

                   [LOGO OF LIFE TECHNOLOGIES APPEARS HERE.]

                               NOVEMBER 16, 1998

Dear Shareholder:

  As you know, on November 2, 1998, Dexter Corporation, the majority shareholder of Life Technologies, Inc., commenced an unsolicited tender offer to acquire all of the outstanding shares of common stock of the Company that it does not currently own for $37.00 per share in cash (the "Offer").

  As you may also know, five of the seven members of the Company's Board of Directors are also officers or directors of Dexter. BECAUSE A MAJORITY OF THE COMPANY'S BOARD IS AFFILIATED WITH DEXTER, THE BOARD HAS DETERMINED THAT THE COMPANY WILL EXPRESS NO POSITION AND WILL REMAIN NEUTRAL WITH RESPECT TO THE OFFER.

  The enclosed Solicitation/Recommendation Statement on Schedule 14D-9, which was filed today with the Securities and Exchange Commission, describes the Company's position with respect to the Offer and contains other information relating to the Company, Dexter and the Offer. Although the Company is not expressing a position and is remaining neutral with respect to the Offer, the Company's Board encouraged individual directors of the Company who are unaffiliated with Dexter to include in the Schedule 14D-9 any information, recommendation or other statement that the individual directors deemed necessary or appropriate to assist you in determining whether or not to accept the Offer. On this basis, Thomas H. Adams, Ph.D., the only outside director of the Company who is not affiliated with Dexter, has advised the Company that it is his view that the Company's shareholders should reject the Offer and not tender their shares. The Schedule 14D-9 also contains other information requested to be included by Dr. Adams.

  Because the Company is not making a recommendation with respect to the Offer, you must make your own decision as to the adequacy, fairness and acceptability of the Offer in the manner in which you wish. The Company's Board strongly urges you to make your decision based on all of the information available to you and, to that end, to read the enclosed materials carefully and in their entirety.

                                          Sincerely,

                                          /s/ J. Stark Thompson, Ph.D.
                                          J. Stark Thompson, Ph.D.
                                          President and Chief Executive
                                           Officer